UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 28, 2008

EASTERN VIRGINIA BANKSHARES, INC.

(Exact name of registrant as specified in its charter)

VIRGINIA	0-23565	54-1866052
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

330 Hospital Road, Tappahannock, Virginia	22560
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (804) 443-8423

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

Eastern Virginia Bankshares, Inc. (the “Company”) reported today that it amended its Defined Benefit Pension Plan (the “Plan”) on January 28, 2008. Under the terms of the amended Plan, balances under the Plan were frozen as of December 31, 2007 for all Plan participants, except that participants who were age 55 or greater or had at least 10 years of service with the Company at December 31, 2007 will remain in the existing Plan and will receive future contributions. In lieu of future contributions to the Plan, the Company will provide associates that were frozen under the Plan with an enhanced 401(k) benefit that over time is expected to provide them with greater benefits and financial security.

The Company anticipates that these changes will result in net savings of approximately $658 thousand during 2008 and a one time gain of approximately $1.3 million in the first quarter of 2008 from pension curtailment. The Company anticipates that the savings during 2008 will result from reduced pension contributions of approximately $983 thousand, from $1.625 million in 2007 to $642 thousand in 2008, offset by increased 401(k) expenses of approximately $325 thousand.

FORWARD-LOOKING STATEMENTS

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We caution you to be aware of the speculative nature of “forward-looking statements.” These statements are not guarantees of performance or results. Statements that are not historical in nature, including statements that include the words “may,” “anticipate,” “estimate,” “approximate”, “could,” “should,” “would,” “will,” “plan,” “predict,” “project,” “potential,” “expect,” “believe,” “intend,” “continue,” “assume” and similar expressions, are intended to identify forward-looking statements. Although these statements reflect our good faith belief based on current expectations, estimates and projections about (among other things) the industry and the markets in which we operate, they are not guarantees of future performance. Whether actual results will conform to our expectations and predictions is subject to a number of known and unknown risks and uncertainties.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EASTERN VIRGINIA BANKSHARES, INC.
(Registrant)

Date: February 1, 2008	By:	/s/ Ronald L. Blevins
Ronald L. Blevins
Chief Financial Officer